Exhibit 2.2

EXECUTION VERSION

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

DOMINIC CAMPO AND SHARON CAMPO, AS THE MEMBERS,

STANDARD WASTE SERVICES, LLC, AS THE COMPANY

AND

TITAN TRUCKING, LLC, AS BUYER

DATED MAY 20, 2024

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (the “Amendment”), dated as of May 20, 2024, is entered into by and among DOMINIC CAMPO and SHARON CAMPO (each a “Member” and “Seller” and collectively, the “Members” and “Sellers”), STANDARD WASTE SERVICES, LLC, a Michigan limited liability company (the “Company”), and TITAN TRUCKING, LLC, a Michigan limited liability company (“Buyer”).

RECITALS

WHEREAS, the Sellers and Buyer entered into a certain Membership Interest Purchase Agreement dated January 12, 2024, as amended by an Amendment to Membership Interest Purchase Agreement, dated February 21, 2024 (collectively, the “Agreement”) for the sale and purchase all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Sellers and Buyer desire to amend the Agreement as provided in this Amendment.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	The capitalized terms in this Amendment not defined herein shall be defined as provided in the Agreement. The following defined terms are amended or added as follows:

“Adjusted Purchase Price” means: (a) the Cash Consideration; (B) plus the Investment Shares; (c) plus the CapEx Amount, as determined pursuant to Section 2.4; (D) less the sum of (i) the amount of the Indebtedness, (ii) the amount of the Company Expenses, (iii) the amount of the Closing Deposit, and (iv) the Note Amount, in each case, as determined pursuant to Section 2.4; and (E) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any, in each case, as determined pursuant to Section 2.4.

“Cash Consideration” means $10,440,000.

“Consulting Agreement” means that certain agreement, attached hereto as Exhibit B, by and between Buyer and Dominic Campo, under which Dominic Campo shall provide services for new commercial business procurement, maintaining customer base of the Business, and identifying and pursuing new acquisitions for the Company. The agreement will include health insurance benefits and participation in TESI’s employee stock pool as determined in the sole discretion of TESI.

“Extension Consideration” means the increase in Purchase Price by $450,000 in the form of Investment Shares.

“Indemnification Amount” means $300,000 worth of Investment Shares.

“Investment Shares” means $2,610,000 worth of TESI Preferred Stock to be represented by 522,000 shares of the TESI Preferred Stock, and 90,000 shares of the TESI Preferred Stock for the Extension Consideration. The number of shares of the TESI Preferred Stock shall be subject to adjustment for stock splits, stock combinations, conversion ratios and the like. The parties agree that the additional Preferred Stock shall satisfy the Extension Consideration referenced in the Agreement. For avoidance of doubt, 522,000 shares of TESI Preferred Stock shall convert into 52,200,000 shares of TESI Common Stock and 90,000 shares of TESI Preferred Stock shall convert into 9,000,000 shares of TESI Common Stock.

“Note Amount” means $2,359,898.24, the principal amount of the Promissory Note.

“Preliminary Purchase Price” means: (a) the Cash Consideration; (b) plus the CapEx Amount, as estimated by the Seller Parties pursuant to Section 2.2(b); (c) less the sum of (i) the amount of the Indebtedness, (ii) the amount of the Company Expenses, (iii) the amount of the Closing Deposit, and (iv) the Note Amount, in each case, as estimated by the Seller Parties pursuant to Section 2.2(b); and (d) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any, in each case, as estimated by the Seller Parties pursuant to Section 2.2(b).

“Promissory Note” means that certain promissory note to be issued at the Closing from Buyer to Sellers.

“Security Agreement” means that certain security agreement from Buyer to Sellers securing Buyer’s obligations to Sellers under the Promissory Note.

“TESI Preferred Stock” means preferred stock of TESI designated as Series “A” Convertible Preferred Stock which shall be convertible into shares of TESI common stock on a 100 to 1 basis and have one vote per share.

The definitions of “Employment Agreement” “Escrow Agent” and “Escrow Agreement” are hereby deleted. In addition, the definition of “Indemnification Escrow Amount” is replaced each time it occurs with the definition of “Indemnification Amount” above.

2.	Section 2.2(a) is amended and restated in its entirety as follows:

2.2	Purchase Price.

(a) The purchase price payable by Buyer to Sellers for the Membership Interests (the “Purchase Price”) shall be the Investment Shares (including the Investment Shares representing the Extension Consideration) and an amount equal to:

(i) the Cash Consideration;

(ii) plus the CapEx Amount;

(iii) less the sum of:

(A) the amount of the Indebtedness (with long term debt to be such amounts as confirmed with the applicable lenders or creditors as provided in Section 3.2(i) below); and

(B) the amount of the Company Expenses; and

(C) the amount of the Closing Deposit; and

(D) the Note Amount;

(iv) either plus the Working Capital Overage, if any, or less the Working Capital Underage, if any.

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3.	Section 2.3(a) is amended and restated in its entirety as follows:

Buyer shall pay to Sellers by wire transfer of immediately available funds to a bank account designated in writing by Sellers, and by delivery of the Promissory Note, the Preliminary Purchase Price, less the Indemnification Amount.

4.	Section 2.3(c) is hereby deleted in its entirety.

5.	Section 2.4(d)(i)(B) is amended and restated in its entirety as follows:

The Promissory note shall immediately and without any action on the part of either Buyer or Sellers, be increased by the Seller’s Adjustment Amount.

6.	Section 2.4(d)(ii)(B) is amended and restated in its entirety as follows:

The Promissory Note shall immediately and without any action on the part of either Buyer or Sellers, be decreased by the Buyer Adjustment Amount.

7.	Section 3.2 is amended to add the Security Agreement and the Consulting Agreement as Seller closing deliverables and to delete the Escrow Agreement as a Seller closing deliverable. Section 3.3 is amended to add the Promissory Note, the Security Agreement and the Consulting Agreement as Buyer closing deliverables and to delete the Escrow Agreement as a Buyer closing deliverable.

8.	Any place in which Employment Agreement is referenced shall be replaced by Consulting Agreement.

9.	Section 9.8 is amended and restated in its entirety as follows: “Indemnification Amount. If any Buyer Indemnitee is entitled to indemnification in accordance with this Article 9, such indemnification shall be satisfied (a) first, from the Indemnification Amount, and (b), thereafter, from the Seller Parties. After the eighteenth (18th) month anniversary of the Closing Date, Buyer will issue to Seller any then remaining Indemnification Amount, less the aggregate amount of claims timely made by Buyer Indemnitees pursuant to Article 9 that remain pending on such date.”

10.	Section 9.9 is amended and restated in its entirety as follows:

9.9 Setoff. If any Buyer Indemnitee is entitled to indemnification in accordance with this Article 9 in an amount in excess of the then-remaining Indemnification Escrow Amount available for distribution, then Buyer shall be required to recover any such amounts due from the Seller Parties under this Agreement by setting off such amounts first solely against the Promissory Note, and then the Consulting Agreement however without prejudice to any other legal remedies Buyer may have under the Agreement. Buyer shall provide notice of the exercise of such right of set off to the Seller Parties. The exercise of such right of set off by Buyer will not constitute a breach of this Agreement. Neither the exercise nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

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11.	Buyer shall retain the brand for the waste hauling business as Standard Waste Services in the Metro Detroit market after the closing.

12.	This Amendment and the Agreement (including the Disclosure Schedules and the Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement), the other documents delivered pursuant to this Amendment, the Agreement, and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the Parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the Parties or their respective Representatives, whether oral or written, respecting such subject matter. Upon the Closing, the Confidentiality Agreement shall hereby automatically terminate without any further action by the Parties and shall be of no further force or effect.

13.	This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

14.	This Amendment and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Michigan without giving effect to the principles of conflict of laws thereof.

15.	The Parties have participated jointly in the negotiation and drafting of this Amendment. In the event of an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

COMPANY:

STANDARD WASTE SERVICES, LLC,
a Michigan limited liability company

By:	/s/ Dominic Campo
Name:	Dominic Campo
Title:	Member

By:	/s/ Sharon Campo
Name:	Sharon Campo
Title:	Member

[Signature Page to Second Amendment to Membership Interest Purchase Agreement]

MEMBER:

/s/ Dominic Campo
DOMINIC CAMPO

/s/ Sharon Campo
SHARON CAMPO

[Signature Page to Second Amendment to Membership Interest Purchase Agreement]

BUYER:

TITAN TRUCKING, LLC,
a Michigan limited liability company

By:	/s/ Glen Miller
Name:	Glen Miller
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Membership Interest Purchase Agreement]